February 6, 2006


Mail Stop 4561

John W. Tietjen
Chief Financial Officer
Sterling Bancorp
650 Fifth Avenue
New York, New York 10019

RE:	Sterling Bancorp
	Form 10-K for Fiscal Year Ended December 31, 2004
Filed March 31, 2005
File No. 1-05273

Dear Mr. Tietjen,

	We have completed our review of your Form 10-K and have no further comments at this time.


Sincerely,



Kevin Vaughn
Branch Chief